EXHIBIT 99.1
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            BUFFETS, INC. ANNOUNCES PRICING OF SENIOR NOTES OFFERING

(Eagan, MN -- October 19, 2006) Buffets, Inc. ("BUFFETS"), a subsidiary of Buffets Holdings, Inc. ("BUFFETS HOLDINGS"), announced today that it has priced an offering of $300.0 million in aggregate principal amount of its senior notes due 2014. The senior notes will bear interest at an annual rate of 12.5%. The offering is part of the financing for the previously announced acquisition of Ryan's Restaurant Group, Inc.

Buffets intends to use the net proceeds from the notes offering, together with cash on hand, the borrowings under a new credit facility and proceeds from a sale-leaseback transaction of certain Ryan's and Buffets restaurants to fund the Ryan's acquisition, repay its, Buffets Holdings' and Ryan's existing indebtedness and pay related transaction costs. The offering of the notes is conditioned upon the consummation of the Ryan's acquisition. The offering of the notes is expected to close on or about November 1, 2006.

The notes offering will be made solely by means of a private placement either to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), or to certain persons in offshore transactions pursuant to Regulation S under the Securities Act.

The offering of the notes will not be and has not been registered under the Securities Act and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Forward-looking Statements

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets Holdings' business, adverse weather conditions, failure to realize the cost savings from its acquisition of Ryan's Restaurant Group, Inc., future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, public health developments including avian flu, government regulations and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the "Risk Factors/Forward-Looking Statements" section contained in Buffets Holdings' Form 10-K which was filed with the Securities and Exchange Commission on September 20, 2006.

The statements in this release reflect Buffets Holdings' current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

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About Buffets Holdings

Buffets currently operates 340 restaurants in 32 states comprised of 331 buffet restaurants and nine Tahoe Joe's Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises eighteen buffet restaurants in seven states.

CONTACT:
Buffets Holdings, Inc.
A. Keith Wall
Chief Financial Officer
(651) 365-2784